As filed with the Securities and Exchange Commission on May 26, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASTRONICS CORPORATION
(Exact name of registrant as specified in its charter)

New York	16-0959303
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
130 Commerce Way
East Aurora, New York 14052
(716) 805-1599
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Astronics Corporation Amended and Restated 2017 Long Term Incentive Plan
(Full title of the plans)

David C. Burney
Executive Vice President and Chief Financial Officer
Astronics Corporation
130 Commerce Way
East Aurora, New York 14052
(716) 805-1599

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒	Emerging growth company	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed aggregate offering price (2)	Amount of registration fee
Common Stock ($.01 par value)	1,387,734 shares	$15.89	$22,051,093.26	$2,405.77
Class B Common Stock ($.01 par value)	1,387,734 shares	$15.89	$22,051,093.26	$2,405.77
(1)This Registration Statement also covers an indeterminate number of shares of Common Stock and Class B Common Stock which may be issuable under such plan as a result of stock splits, stock dividends or similar transactions.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on May 21, 2021.

EXPLANATORY NOTE

    This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Astronics Corporation (the “Registrant”) to cover the additional 1,387,734 shares authorized for issuance under the Astronics Corporation Amended and Restated 2017 Long Term Incentive Plan (the “Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified in Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 1, 2021;

(b)The Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2021, filed with the Commission on May 10, 2021;

(c)Those portions of the Registrant’s Definitive Proxy Statement that are incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on April 13, 2021; and

(d)The description of our Common Stock and Class B Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission in 1972, including all amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 721 through 726 of the New York Business Corporation Law, or BCL, grant New York corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; give a director or officer who successfully defends an action the right to be so indemnified; and permit a corporation to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of shareholders or otherwise.

Section 402(b) of the BCL permits a New York corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for any breach of duty as a director, provided that such provision may not eliminate the liability of a director (i) for acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law, (ii) for any transaction from which the director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or (iii) for any acts in violation of Section 719 of the BCL. Section 719 provides that a director who votes for or concurs in a corporate action will be liable to the corporation for the benefit of its creditors and shareholders for any damages suffered as a result of an action approving (i) an improper payment of a dividend, (ii) an improper redemption or purchase by the corporation of shares of the corporation, (iii) an improper distribution of assets to shareholders after dissolution of the corporation without adequately providing for all known liabilities of the corporation or (iv) the making of an improper loan to a director of the corporation.

The Registrant’s Certificate of Incorporation includes the provisions permitted by Section 402(b).

The Registrant’s by-laws also allow it to indemnify, in the same manner and under the same circumstances as set forth in Sections 721 through 726 of the BCL, any person who was or is a party or is threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer or employee of the Registrant or is or was the Registrant’s representative, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding if such person acted in the best interest of the Registrant, and in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful.

In addition, the Registrant has entered into indemnification agreements with each of its directors, executive officers and certain other officers pursuant to which each such person is indemnified for costs and expenses actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding in which such person is or was a party or is threatened to be made a party by reason of the fact that such person is or was a director, officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, member, manager or fiduciary of another entity.

The Company also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in their official capacities on behalf of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

    The following exhibits are filed as part of this Registration Statement or, where so indicated, have been previously filed and are incorporated herein by reference.

Exhibit No.	Exhibit
99.1	Astronics Corporation Amended and Restated 2017 Long Term Incentive Plan (incorporated by reference to Exhibit A to the Registrant’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on April 13, 2021)

5.1	Opinion of Hodgson Russ LLP

23.1	Consent of independent registered public accounting firm

23.2	Consent of Hodgson Russ LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)That for the purpose of determining any liability of the Registrant under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on May 25, 2021.

ASTRONICS CORPORATION

By:	/s/ Peter J. Gundermann Peter J. Gundermann
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, Peter J. Gundermann and David C. Burney, or either of them, as his or her attorney in fact, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Peter J. Gundermann Peter J. Gundermann	President and Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	May 26, 2021
/s/ David C. Burney David C. Burney	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 26, 2021
/s/ Nancy L. Hedges Nancy L. Hedges	Corporate Controller and Principal Accounting Officer	May 26, 2021
/s/ Robert T. Brady Robert T. Brady	Director	May 26, 2021
/s/ Tonit M. Calaway Tonit M. Calaway	Director	May 26, 2021
/s/ Jeffry D. Frisby Jeffry D. Frisby	Director	May 26, 2021
/s/ Robert S. Keane Robert S. Keane	Director	May 26, 2021
/s/ Neil Y. Kim Neil Y. Kim	Director	May 26, 2021
/s/ Mark Moran Mark Moran	Director	May 26, 2021
/s/ Warren C. Johnson Warren C. Johnson	Director	May 26, 2021
/s/ Raymond W. Boushie Raymond W. Boushie	Director	May 26, 2021